 Exhibit 99.2

Investor Update - Regional Order - April 12, 2016

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

Regional Order: Horizon Air places new jet order

On April 12, 2016, Horizon Air Industries, Inc. (Horizon), a subsidiary of Alaska Air Group, Inc. (Air Group) and affiliate of Alaska Airlines, Inc. (Alaska), entered into an aircraft purchase agreement with Embraer S.A. (Embraer). The agreement includes orders for 30 Embraer ERJ 175-200 LR (E175) aircraft firm deliveries, with the ability to purchase an additional 33 aircraft through options. The aircraft subject to firm orders will be delivered between 2017 and 2019, and options are available for delivery over three years starting in 2019.

Horizon will fly the E175s exclusively for Alaska under a capacity purchase agreement beginning in Spring 2017. The aircraft will feature 12 seats in first class, 16 in premium class and 48 in the main cabin. Additionally, the E175s will enable Horizon to fly on longer routes, and will eventually replace 15 of the airline's leased Bombardier Q400 turboprops (Q400) that are scheduled for return in 2018.

About the Embraer ERJ 175-200 LR

E175s offer a comfortable cabin that boasts large overhead bins, ample cargo capacity, a forward and rear lavatory and advanced avionics to fly safely in bad weather and mountainous regions. Seat pitch will be 31 inches in the main cabin, 34 inches in premium class and between 36 and 38 inches in first class. All customers flying on the E175 will enjoy a window or aisle seat.

Aircraft Delivery Schedule

The table below reflects the current firm Air Group delivery schedule.

	Remainder of 2016	2017	2018	2019	2020	Beyond 2020	Total
Previous commitments:
B737 NG	13	12	—	—	—	—	25
B737 MAX	—	2	7	9	9	10	37
Bombardier Q400	—	—	2	—	—	—	2

New Order
E175	—	10	10	10	—	—	30

Horizon also has 33 options for E175 aircraft between 2019 and 2021.

Projected Fleet Count(a)

The table below reflects expected fleet activity, including aircraft deliveries, planned retirements and lease returns.

	Actual Operating Fleet Count	Expected Fleet Activity
Aircraft	Dec 31, 2015	2016 Changes	Dec 31, 2016	2017 - 2018 Changes	Dec 31, 2018
737 Freighters & Combis (b)	6	—	6	(3)	3
737 Passenger Aircraft (b)	141	3	144	12	156
Total Mainline Fleet	147	3	150	9	159
Q400	52	—	52	(15)	37
E175 (c)	5	10	15	28	43
CRJ-700 (c)	8	(8)	—	—	—
Total Regional Fleet	65	2	67	13	80
Grand Total	212	5	217	22	239

(a)	The expected fleet counts at December 31, 2016 and beyond are subject to change.

(b)
2016 change in 737 Passenger Aircraft reflects delivery of 19 737-900 aircraft, the retirement of 13 737-400 aircraft and the removal from service of three 737-700 aircraft. The three 737-700 aircraft are being converted to freighters and will return to service in 2017.

(c)	Aircraft are operated under capacity purchase agreements with Horizon or other regional airlines.

Capital Expenditures(a)

The new agreement will result in increased capital spending over the next 4 years. The table below reflects the full-year expectation for total capital expenditures and additional expenditures if options were exercised. These options will only be exercised if we believe return on invested capital targets can be met.

	2016	2017	2018	2019
Aircraft and aircraft purchase deposits - firm	$485	$745	$660	$585
Other flight equipment	55	75	55	55
Other property and equipment	145	105	110	110
Total property and equipment additions	$685	$925	$825	$750
Option aircraft and aircraft deposits, if exercised (b)	$70	$140	$275	$675

(a)	Preliminary estimate, subject to change. Excludes capitalized interest.

(b)
Alaska has options to acquire 46 B737 aircraft with deliveries from 2018 to 2024. Horizon has options for 33 E175 aircraft with deliveries from 2019 to 2021. Horizon also has options to acquire five Q400 aircraft with deliveries from 2018 to 2019 which we currently do not expect exercise and the deposits are excluded from the table above.

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